News Release

Media Contacts:	Goodrich Corporation
Four Coliseum Centre
Lisa Bottle +1 704 423 7060	2730 West Tyvola Road
Charlotte, NC 28217-4578
Gail K. Warner +1 704 423 7048	Tel: 704 423 7000
Fax: 704 423 7127
Investor Contact:	www.goodrich.com

Paul Gifford +1 704 423 5517
Goodrich Announces Second Quarter 2006 Growth in Income from Continuing Operations of 30 percent and Updates Full-year 2006 Outlook
•	Second quarter 2006 sales of $1,483 million increased 10 percent over second quarter 2005, reflecting sales growth in all three operating segments and in the commercial original equipment and aftermarket market channels.

•	Second quarter 2006 income from continuing operations increased to $81 million, reflecting 30 percent growth over second quarter 2005.

•	Second quarter 2006 net income per diluted share was $0.64, reflecting improved operational performance.

•	Full year 2006 outlook for sales increased to $5.75 — $5.85 billion, reflecting higher than previously anticipated commercial aircraft original equipment and aftermarket sales.

•	Full year 2006 outlook for net income per diluted share is now $3.40 — $3.55.
CHARLOTTE, NC, July 27, 2006 — Goodrich Corporation announced results today for the second quarter 2006, and updated its full year 2006 outlook ranges.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer, said, “Our company continued its strong performance during the second quarter 2006 and remains on track towards achieving our 2006 margin improvement goal. Significant operating income margin improvements in our Airframe Systems and Electronic Systems segments, and continued strong operating income margins in our Engine Systems segment contributed to the strong performance.”
“During the second quarter 2006, we continued to experience excellent sales growth which was primarily a result of ongoing strong demand for our products that serve the commercial airplane original equipment and aftermarket marketplace. The announced delay of the A380 program had no significant impact on our second quarter results, and as we reported on June 13, we expect the delay to have a negligible impact on Goodrich income this year or in 2007,” Larsen continued.

Goodrich reported second quarter 2006 income from continuing operations and net income of $81 million, or $0.64 per diluted share, on sales of $1,483 million. In the second quarter 2005, the company reported income from continuing operations of $62 million, or $0.51 per diluted share, on sales of $1,353 million. The increased sales were primarily due to increased demand for commercial airplane original equipment and aftermarket products. In the second quarter 2005, Goodrich reported net income of $76 million, or $0.61 per diluted share, which included a gain of $0.10 per diluted share related to the sale of the company’s JcAIR Test Systems business.
Sales for the quarter, by market channel, continued to reflect very strong growth in our commercial airplane-related market channels. For the second quarter 2006 compared to the second quarter 2005, sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased 18 percent.

•	Regional, business and general aviation airplane original equipment sales increased 24 percent, led by strong sales growth for aerostructures products.

•	Large commercial, regional and general aviation airplane aftermarket sales increased by 20 percent, with continued strong sales of aerostructures products and services.

•	Defense and space sales of both original equipment and aftermarket products and services decreased by about 6 percent. Defense and space sales growth in the Electronic Systems segment of 10 percent was more than offset by a decrease in sales in the Engine Systems segment due to completion of certain contracts in 2005.
Income in the second quarter 2006, compared to the second quarter 2005, was positively affected by the strong sales discussed above and the impact of several items, as follows:
•	$11 million pre-tax expense ($7 million after-tax, or $0.05 per diluted share) from a pension curtailment charge related to the implementation of changes to our pension and retirement savings plans,

•	$5 million pre-tax benefit ($3 million after-tax, or $0.02 per diluted share) from lower pension expense related to remeasurement of the company’s U.S. pension plan and normal valuation adjustments,

•	$5 million pre-tax expense ($3 million after-tax, or $0.02 per diluted share) related to the transaction costs for the long term debt exchange that was completed in June 2006, and

•	During the second quarter 2005, the company incurred charges and costs totaling $0.11 per diluted share associated with the A380 actuation program and the early retirement of long-term debt. Additionally, during the second quarter 2005 Goodrich reported a gain, in income from discontinued operations, on the sale of a business which resulted in an after-tax gain of $13 million, or $0.10 per diluted share. There were no similar charges, costs or gains during the second quarter 2006.
For the second quarter 2006 the company reported an effective tax rate of 30.6 percent, including a benefit of approximately $6 million related to the Coltec tax litigation and related matters and for several additional one time settlements and refunds. The company reported an effective tax rate of 30.5 percent for the second quarter 2005, which included a benefit of approximately $5 million for the elimination of certain valuation allowances against the net operating losses of a foreign subsidiary, partially offset by additional taxes related to the company’s repatriation of cash held in foreign subsidiaries pursuant to the American Jobs Creation Act.
For the first six months of 2006, the company reported net income of $283 million, or $2.24 per diluted share, on sales of $2,907 million. Included in the results for the first six months of 2006 is $132 million, or $1.05 per diluted share, related to tax settlements that were completed during the first quarter 2006. During the first six months of 2005, income from continuing operations was $119 million, or $0.97 per diluted share, on sales of $2,628 million. Net income, as reported, for the first six months of 2005 was $133 million, or $1.08 per diluted share, including an after tax gain of $13 million on the sale of the company’s JCAir Test Systems business. The $279 million increase in sales is primarily attributable to double-digit percentage sales growth in the company’s commercial aircraft original equipment and aftermarket market channels.
Cash flow from operations during the second quarter 2006 was $(11) million, a decrease of $101 million from the same period in 2005. The decrease was primarily due to a non-recurring cash outlay of approximately $97 million related to the unwinding of the company’s accounts receivable securitization program. Capital expenditures were $52 million in the second quarter 2006 compared to capital expenditures in the second quarter 2005 of $40 million.
Cash flow from operations during the first six months of 2006 was $55 million, a decrease of $53 million from the same period in 2005. The decrease was primarily due to the non-recurring cash outlay related to the unwinding of the company’s accounts receivable securitization program described above, which was partially offset by higher income and non-cash expenses. Capital expenditures were $95 million for the first six months of 2006 compared to capital expenditures for the first six months of 2005 of $66 million.
Business Highlights
•	On July 25, the Goodrich Board of Directors approved an expansion of the Goodrich Aerostructures Prestwick Service Center (PSC) in Scotland by 130,000 square feet to a total of 250,000 square feet. The expansion will allow for growth in Goodrich’s Maintenance, Repair and Overhaul (MRO) business in Europe and will provide capacity to satisfy demand from Middle Eastern customers serviced nearer term in Prestwick or longer term at our Customer Services facility in Dubai, United Arab Emirates (U.A.E.).

•	On July 12, Goodrich was notified that the U.S. Court of Appeals for the Federal Circuit vacated and substantially reversed the Court of Federal Claims’ prior decision in a tax case involving Coltec Industries Inc, a former subsidiary of Goodrich. As previously disclosed, Goodrich believes it is fully reserved for the potential tax liability associated with this case. In the event the government ultimately prevails in the case, Goodrich may be required to make cash tax payments, including interest (net of Federal tax benefit), of approximately $50 million, based on interest accrued through June 30, 2006. The company expects to make the payment in the third quarter 2006 and intends to request further review of the ruling.

•	On June 22, Goodrich announced the successful completion of its offering to exchange more than $500 million of its long term notes for similar notes of longer duration. The exchange reduces the amount of debt that matures in the years from 2008 to 2012 and the interest rates associated with the refinanced debt. The company recorded a charge in the second quarter 2006 of approximately $5 million pre-tax ($0.02 per diluted share) for costs associated with the transaction. Goodrich expects pre-tax interest savings of approximately $0.5 million per quarter, beginning in the third quarter 2006.

•	On June 21, Goodrich announced that it had broken ground on a 300,000-square-foot expansion of its Singapore-based nacelle/thrust reverser MRO facility. The expansion will more than double the size of the current 230,000-square-foot facility that opened in 2003. Continued strong market demand for Goodrich’s MRO services across the broad range of its component and system products led to the acceleration of the company’s plans for this expansion by several years.

•	On June 20, Goodrich announced that the April 11, 2006 agreement to sell its Turbomachinery Products business had been terminated. Goodrich expects to continue to operate and report Turbomachinery Products as a continuing operation.

•	On June 13, Goodrich commented on the Airbus announcement that it would reduce deliveries of the A380 aircraft in the 2006-2008 periods. The reduction in deliveries will reduce Goodrich’s sales during the period by $50 — $100 million per year, but will have a negligible impact on net income per diluted share in 2006 and 2007. Cash flow will be impacted negatively in 2006 by higher inventory of about $20 million until the company adjusts its material purchasing and production activities to align with the lower aircraft build rates.
2006 Outlook
Based on the continuation of very strong commercial airplane aftermarket sales in the second quarter of 2006, Goodrich sales to airlines and package carriers for large commercial and regional aircraft aftermarket parts and services are now expected to grow by about 10 percent in 2006, compared to 2005. The company’s other market assumptions for 2006, which are included in the supplemental data portion of this press release, are essentially unchanged from that provided in the first quarter 2006 results released on April 27, 2006.
Based on the strong sales growth in the second quarter 2006, and the current expectations for the second half of 2006, the company now expects that full year 2006 sales will be in the range of $5.75 — $5.85 billion.

During the second quarter of 2006, Goodrich remeasured its U.S. pension plans, as was required following implementation of plan changes. Based on those remeasurements, which utilized a discount rate of 6.35 percent for the second half of 2006, Goodrich expects that full year 2006 pension expense, including the curtailment charge of $11 million, will be approximately $101 million, a reduction of $16 million pre-tax compared to our previous expectations of $117 million for the full year 2006. Costs for the company’s 401(k) savings plans are expected to increase by about $6 million in the second half of 2006, for a net benefit of approximately $10 million for 2006. Goodrich expects that approximately two-thirds of this benefit will flow through to income in 2006.
The full year 2006 outlook for net income per diluted share has been adjusted for the pension and 401(k) items discussed above, and debt exchange costs incurred in the second quarter. Additionally, the outlook was adjusted to eliminate the previously expected gain from discontinued operations of $0.08 per diluted share related to the Turbomachinery products transaction, which has now been terminated, and to reflect improved operational performance expectations for 2006.
The assumptions for 2006 foreign exchange and stock-based compensation expense are essentially unchanged from those provided in the first quarter 2006 results released on April 27, 2006, and are included in the supplemental data portion of this press release. Our outlook assumes an effective tax rate for the full year 2006, excluding the settlements recorded in the first quarter 2006, of approximately 32 — 33 percent. This tax rate assumes that the R&D tax credit will be reinstated by the U.S. Congress, retroactive to the beginning of 2006.
Based on these adjustments and assumptions, the company now expects its full year 2006 net income per diluted share to be in the range of $3.40 — $3.55.
Goodrich now expects cash flow from operations, minus capital expenditures, to be approximately break-even, including expected second half 2006 tax payments of approximately $140 million, which are directly associated with the Rohr and Coltec tax litigation, and the second quarter 2006 unwinding of the company’s accounts receivable securitization program which decreased cash flow from operations by approximately $97 million. This outlook continues to include significant cash expenditures for investments in recently awarded programs such as the Boeing 787 Dreamliner and the Airbus A350, voluntary pension plan contributions, capital expenditures to support higher original equipment deliveries at Boeing and Airbus, and productivity initiatives that are expected to enhance margins over the long term. The company expects capital expenditures in 2006 to be in the range of $240 — $260 million.
The current sales, net income and cash flow from operations outlook for 2006 does not include resolution of the remaining items in the IRS examination cycle for the company’s tax years through 1999, the impact of acquisitions or divestitures or resolution of potential remaining A380 contractual disputes with Northrop Grumman.

The supplemental discussion and tables that follow provide more detailed information about the second quarter 2006 segment results and assumptions underlying the 2006 outlook.

Goodrich will hold a conference call on July 27, 2006 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5591.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the actual amount of future liabilities assumed by us pursuant to the partial settlement with Northrop Grumman related to the purchase of aeronautical systems;

•	the possibility of additional contractual disputes with Northrop Grumman related to the purchase of aeronautical systems;

•	the resolution of the remaining items in the IRS examination cycle for our tax years through 1999;

•	the possibility of restructuring and consolidation actions beyond those previously announced by us;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;

•	competitive product and pricing pressures;

•	our ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•	possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to us prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	delay in deliveries of defense and space products requiring strict compliance with certain provisions of the Berry amendment, as implemented by DFARS 252.225-7014 (Preference for domestic specialty metals) and DFARS 252.225-7014 (Preference for domestic specialty metals) Alternate I;

•	economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which we have no control; and

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
###

Supplemental Data
Segment Review

	Quarter Ended June 30,
			%	% of Sales
	2006	2005	Change	2006	2005
	(Dollars in millions)
NET CUSTOMER SALES
Engine Systems	$634.6	$565.8	12.2
Airframe Systems	488.6	464.0	5.3
Electronic Systems	360.0	322.9	11.5

Total Sales	$1,483.2	$1,352.7	9.6

SEGMENT OPERATING INCOME
Engine Systems	$128.9	$108.8	18.5	20.3	19.2
Airframe Systems	28.0	10.8	159.3	5.7	2.3
Electronic Systems	45.8	37.7	21.5	12.7	11.7

Segment Operating Income	$202.7	$157.3	28.9	13.7	11.6

Included below is a summary discussion of sales and operating income changes by segment:
Engine Systems: Engine Systems segment sales of $634.6 million in the quarter ended June 30, 2006 increased $68.8 million, or 12.2 percent, from $565.8 million in the quarter ended June 30, 2005. The increase was due to the following:
•	Higher large commercial airplane original equipment and aftermarket (including maintenance, repair and overhaul (MRO)) volume of approximately $96 million primarily in our aerostructures and customer services businesses; and

•	Higher sales volume of approximately $14 million of regional and business original equipment and aftermarket products primarily from our aerostructures business.
The increase in sales was partially offset by a decline in defense sales volume in our aerostructures and customer services businesses of approximately $36 million.
Engine Systems segment operating income of $128.9 million in the quarter ended June 30, 2006 increased $20.1 million, or 18.5 percent, from $108.8 million in the quarter ended June 30, 2005. Segment operating income was higher due to higher sales volume as described above generating operating income of approximately $33 million.
The increase in the Engine Systems segment operating income was partially offset by higher costs of approximately $12 million, including increased costs for research and development, primarily for the development of products for the Boeing 787 and the Airbus A350 programs, higher incentive compensation expense, higher warranty costs and unfavorable foreign exchange translation.
Airframe Systems: Airframe Systems segment sales of $488.6 million for the quarter ended June 30, 2006 increased $24.6 million, or 5.3 percent, from $464 million for the quarter ended June 30, 2005. The increase was primarily due to higher sales volume of approximately $43 million in landing gear commercial airplane original equipment and aftermarket, and defense and space original equipment products. Partially offsetting this increase were factors including:
•	Lower volume in actuation systems and an unfavorable foreign exchange translation impact of approximately $10 million combined; and

•	Lower volume of airframe heavy maintenance sales of approximately $9 million
Airframe Systems segment operating income of $28 million for the quarter ended June 30, 2006 increased $17.2 million, or 159.3 percent, from $10.8 million for the quarter ended June 30, 2005. This increase in operating income was led by:
•	The absence of a $15 million charge recorded in the quarter ended June 30, 2005 for the retrofit of redesigned motor drive electronics for the A380 actuation systems inclusive of supplier claims and a related asset impairment, not recurring in the current period; and

•	Lower R&D costs of approximately $6 million, primarily in the actuation systems business.
Partially offsetting these factors was an unfavorable impact of approximately $7 million related to foreign exchange translation, primarily in the actuation systems and landing gear businesses.
Electronic Systems: Electronic Systems segment sales of $360 million in the quarter ended June 30, 2006 increased $37.1 million, or 11.5 percent, from $322.9 million in the quarter ended June 30, 2005. The increase was primarily due to:
•	Higher sales volume of approximately $14 million of defense and space original equipment primarily in our optical and space, fuel and utility, sensors and power systems businesses, partially offset by a decline in sales volume in our propulsion systems business;

•	Higher sales volume of approximately $9 million of regional and general aviation airplane original equipment products in our sensors, lighting and power systems businesses;

•	Higher sales volume of $8 million of large commercial airplane original equipment and aftermarket products in our sensors, lighting and power systems businesses; and

•	Higher sales volume of approximately $4 million from Sensors Unlimited, which was acquired during the fourth quarter 2005.
Electronic Systems segment operating income of $45.8 million in the quarter ended June 30, 2006 increased $8.1 million, or 21.5 percent, from $37.7 million in the quarter ended June 30, 2005. Segment operating income was higher due to:
•	Higher sales volume as described above generating operating income of approximately $14 million; and

•	Favorable mix in our aircraft interior products, optical and space systems, lighting systems and power systems businesses, which generated income of approximately $3 million.
The increase in segment operating income was partially offset by:
•	Higher operating costs of approximately $7 million , primarily in the fuel and utility systems business and Sensors Unlimited, and

•	Unfavorable foreign exchange translation of approximately $2 million.
2006 Outlook — Market Channel Assumptions and Foreign Exchange and Stock-Based Compensation Expense Detail
Goodrich’s 2006 outlook is based on the following market assumptions. Except as noted earlier in this results release, the assumptions are essentially unchanged from the assumptions discussed in the first quarter 2006 results release on April 27, 2006.
•	Goodrich expects deliveries of Airbus and Boeing large commercial aircraft to increase by more than 20 percent in 2006, compared to 2005, and by a somewhat lesser amount in 2007, including the expected reduction of A380 deliveries in 2006 and 2007. Goodrich sales of large commercial aircraft original equipment products are projected to increase by approximately 15 percent in 2006. This expected growth rate is lower than the growth rate in aircraft deliveries because many Goodrich products are delivered well in advance of manufacturers’ deliveries to their customers, causing sales to occur in 2005 for planes to be delivered well into 2006.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to continue to grow at about 5 percent in 2006, compared to 2005. Goodrich sales to airlines and package carriers for large commercial and regional aircraft aftermarket parts and services are now expected to grow by about 10 percent in 2006, compared to 2005.

•	Total regional and business aircraft production is expected to be flat or slightly down in 2006, compared to 2005, as deliveries of business jets are expected to increase, partially offsetting the expected decrease in regional aircraft deliveries. Deliveries to Embraer in support of its EMBRAER 190 aircraft, which includes significant Goodrich content, are expected to enable Goodrich to substantially increase its original equipment sales in this market channel for the full year 2006, compared to 2005.

•	Defense and space sales (original equipment and aftermarket) are expected to be relatively flat to slightly down in 2006, compared to 2005. Sales for the C-5 Reliability Enhancement and Re-engining Program are expected to temporarily decrease in 2006, and sales of military aftermarket products are also expected to decline in the customer services business. These decreases are expected to be largely offset by strong growth in the sales of defense and space products in the company’s optical and space systems business.
As also noted in Goodrich’s first quarter 2006 results release, the 2006 outlook includes increases in costs associated with our pension expense, as discussed earlier in this results release, and foreign exchange and stock-based compensation. The assumptions discussed below are essentially unchanged from those previously disclosed:
•	Foreign exchange — Goodrich is currently more than 90 percent hedged for its expected 2006 foreign exchange exposure. Based on these hedges and current market conditions, it is expected that foreign currency translation related to sales and expenses denominated in currencies other than the U.S. dollar will have an unfavorable impact of approximately $26 million pre-tax ($16 million after-tax, or $0.13 per diluted share) during 2006, compared to 2005, as gains from hedges maturing in 2006 will be less than gains realized in 2005.

•	Stock-based compensation — The company implemented FAS 123, prospectively, and a new stock option and restricted stock unit program on January 1, 2004. The cost of each annual restricted stock unit grant is amortized over a five-year vesting period. Consequently, expense increases year-over-year as each new restricted stock unit grant is added. Also, under the provisions of FAS 123(R), beginning in 2006, Goodrich has recognized the value of stock options and restricted stock units granted to all employees who are, or who become, eligible for retirement on an accelerated basis. In total, these items resulted in an increase in stock-based compensation expense, for 2006 compared to 2005, of approximately $13 million pre-tax ($8 million after-tax, or $0.06 per diluted share).

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2006	2005	2006	2005
Sales	$1,483.2	$1,352.7	$2,907.0	$2,628.2

Operating costs and expenses:			—
Cost of sales	1,088.0	990.5	2,131.9	1,920.2
Selling and administrative costs	227.3	226.1	464.5	441.8

	1,315.3	1,216.6	2,596.4	2,362.0

Operating Income	167.9	136.1	310.6	266.2
Interest expense	(31.3)	(33.0)	(63.3)	(66.9)
Interest income	1.1	1.0	2.2	1.9
Other income (expense) — net	(20.9)	(14.3)	(31.5)	(24.4)

Income from continuing operations before income taxes	116.8	89.8	218.0	176.8
Income tax expense (benefit)	(35.7)	(27.4)	63.4	(57.6)

Income From Continuing Operations	81.1	62.4	281.4	119.2
Income (loss) from discontinued operations	(0.1)	13.3	0.5	14.0
Cumulative effect of change in accounting	—	—	0.6	—

Net Income	$81.0	$75.7	$282.5	$133.2

Basic Earnings per Share:
Continuing operations	$0.65	$0.52	$2.27	$0.99
Discontinued operations	—	0.11	—	0.12
Cumulative effect of change in accounting	—	—	0.01	—

Net Income	$0.65	$0.63	$2.28	$1.11

Diluted Earnings per Share:
Continuing operations	$0.64	$0.51	$2.23	$0.97
Discontinued operations	—	0.10	—	0.11
Cumulative effect of change in accounting	—	—	0.01	—

Net Income	$0.64	$0.61	$2.24	$1.08

Dividends declared per common share	$0.20	$0.20	$0.40	$0.40

Weighted — Average Number of Shares Outstanding (in millions)
Basic	124.5	121.1	124.0	120.4

Diluted	126.4	123.6	126.0	122.9

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2006	2005	2006	2005
Sales:
Engine Systems	$634.6	$565.8	$1,245.1	$1,093.9
Airframe Systems	488.6	464.0	958.9	906.7
Electronic Systems	360.0	322.9	703.0	627.6

Total Sales	$1,483.2	$1,352.7	$2,907.0	$2,628.2

Operating Income:
Engine Systems	$128.9	$108.8	$247.6	$199.3
Airframe Systems	28.0	10.8	42.3	38.6
Electronic Systems	45.8	37.7	82.7	70.0

Total Segment Operating Income	202.7	157.3	372.6	307.9

Corporate General and Administrative Costs	(23.9)	(21.2)	(51.1)	(41.7)
Pension Curtailment Expenses	(10.9)	—	(10.9)	—

Total Operating Income	$167.9	$136.1	$310.6	$266.2

Segment Operating Income as a Percent of Sales:
Engine Systems	20.3%	19.2%	19.9%	18.2%
Airframe Systems	5.7%	2.3%	4.4%	4.3%
Electronic Systems	12.7%	11.7%	11.8%	11.2%

Total Segment Operating Income as a Percent of Sales	13.7%	11.6%	12.8%	11.7%

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	June 30,	December 31,
	2006	2005
Current Assets
Cash and cash equivalents	$208.4	$251.3
Accounts and notes receivable, less allowances for doubtful receivables ($20.1 at June 30, 2006 and $23.5 at December 31, 2005)	932.5	709.2
Inventories — net	1,485.8	1,308.4
Deferred income taxes	108.6	101.3
Prepaid expenses and other assets	73.0	55.2

Total Current Assets	2,808.3	2,425.4

Property, plant and equipment — net	1,255.7	1,194.3
Prepaid pension	295.0	337.8
Goodwill	1,333.2	1,318.4
Identifiable intangible assets — net	468.5	462.3
Deferred income taxes	49.0	42.8
Other assets	702.5	673.0

Total Assets	$6,912.2	$6,454.0

Current Liabilities
Short-term debt	$31.0	$22.3
Accounts payable	601.3	534.1
Accrued expenses	758.1	764.9
Income taxes payable	227.9	284.4
Deferred income taxes	7.2	7.2
Current maturities of long-term debt and capital lease obligations	1.4	1.7

Total Current Liabilities	1,626.9	1,614.6

Long-term debt and capital lease obligations	1,719.6	1,742.1
Pension obligations	693.7	844.2
Postretirement benefits other than pensions	290.5	300.0
Deferred income taxes	128.1	42.1
Other non-current liabilities	436.9	438.0
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value Authorized 200,000,000 shares; issued 138,389,981 shares at June 30, 2006 and 136,727,436 shares at December 31, 2005 (excluding 14,000,000 shares held by a wholly-owned subsidiary at each date)	692.0	683.6
Additional paid-in capital	1,273.5	1,203.3
Income retained in the business	517.6	285.6
Accumulated other comprehensive loss	(47.8)	(283.0)
Common stock held in treasury, at cost	(418.8)	(416.5)

Total Shareholders’ Equity	2,016.5	1,473.0

Total Liabilities And Shareholders’ Equity	$6,912.2	$6,454.0

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Operating Activities
Net income	$81.0	$75.7	$282.5	$133.2
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	0.1	(13.3)	(0.5)	(14.0)
Cumulative effect of change in accounting	—	—	(0.6)	—
Restructuring and consolidation:
Expenses	2.1	0.5	3.6	3.7
Payments	(1.8)	(2.4)	(3.6)	(5.8)
Asset impairments	—	—	0.9	—
Depreciation and amortization	61.3	57.5	117.6	112.2
Excess tax benefits on equity instruments issued under share-based payment arrangements	(2.8)	—	(4.0)	—
Stock-based compensation expense	6.3	7.8	28.7	19.2
Loss on exchange or extinguishment of debt	1.0	5.7	1.0	5.7
Deferred income taxes	(15.2)	3.5	(19.4)	(25.3)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	(37.7)	(32.7)	(134.3)	(136.2)
Change in receivables sold, net	(97.1)	4.5	(97.1)	28.8
Inventories	(70.2)	(45.8)	(152.8)	(111.5)
Other current assets	2.8	7.1	11.9	10.5
Accounts payable	1.9	9.0	64.7	29.9
Accrued expenses	—	(25.4)	(17.7)	(27.9)
Income taxes payable	49.4	10.5	(38.3)	60.3
Tax benefit on non-qualified options	—	4.3	—	8.8
Other non-current assets and liabilities	8.2	24.1	12.3	15.8

Net Cash Provided (Used) By Operating Activities	(10.7)	90.6	54.9	107.4

Investing Activities
Purchases of property, plant and equipment	(51.9)	(39.6)	(95.1)	(66.4)
Proceeds from sale of property, plant and equipment	1.3	5.1	1.4	5.3
Payments made in connection with acquisitions, net of cash acquired	—	(0.5)	—	(9.3)

Net Cash Used By Investing Activities	(50.6)	(35.0)	(93.7)	(70.4)

Financing Activities
Increase (decrease) in short-term debt, net	1.9	—	8.0	(1.0)
Loss on exchange or extinguishment of debt	(3.5)	(5.2)	(3.5)	(5.2)
Proceeds from issuance of long-term debt	512.8	—	512.8	—
Repayment of long-term debt and capital lease obligations	(533.6)	(100.4)	(534.0)	(100.9)
Proceeds from issuance of common stock	27.6	17.2	46.1	51.3
Purchases of treasury stock	(1.5)	—	(1.9)	(0.6)
Dividends	(25.2)	(24.1)	(49.8)	(47.9)
Excess tax benefits on equity instruments issued under share-based payment arrangements	2.8	—	4.0	—
Distributions to minority interest holders	(0.9)	—	(1.9)	(2.4)

Net Cash Provided (Used) By Financing Activities	(19.6)	(112.5)	(20.2)	(106.7)

Net cash provided by discontinued operations	2.1	24.5	11.2	27.2
Effect of exchange rate changes on cash and cash equivalents	4.2	(2.7)	4.9	(4.1)

Net decrease in cash and cash equivalents	(74.6)	(35.1)	(42.9)	(46.6)
Cash and cash equivalents at beginning of period	283.0	286.4	251.3	297.9

Cash and cash equivalents at end of period	$208.4	$251.3	$208.4	$251.3

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Preliminary Income Statement Data:

Non-Segment Expenses:

Net Interest Expense	$(30.2)	$(32.0)	$(61.1)	$(65.0)
Other Income (Expense), Net:	$(20.9)	$(14.3)	$(31.5)	$(24.4)

- Retiree Health Care Related to Divested Businesses	$(4.2)	$(3.8)	$(9.0)	$(8.5)
- Loss on Exchange or Extinguishment of Debt	$(4.8)	$(5.7)	$(4.8)	$(5.7)
- Expenses Related to Divested Businesses	$(6.6)	$(0.1)	$(8.0)	$(1.5)
- Other Income (Expense)	$(5.3)	$(4.7)	$(9.7)	$(8.7)

Preliminary Cash Flow Data:
Dividends	$(25.2)	$(24.1)	$(49.8)	$(47.9)

Depreciation and Amortization	$61.3	$57.5	$117.6	$112.2
- Depreciation	$42.3	$42.4	$82.1	$82.0
- Amortization	$19.0	$15.1	$35.5	$30.2

	June 30,	December 31,
	2006	2005
Preliminary Balance Sheet Data:

Inventory
Preproduction and Excess-Over-Average Inventory	$328.7	$276.0

Short-term Debt	$31.0	$22.3
Current Maturities of Long-term Debt and Capital Lease Obligations	1.4	1.7
Long-term Debt and Capital Lease Obligations	1,719.6	1,742.1

Total Debt[1]	$1,752.0	$1,766.1
Cash and Cash Equivalents	208.4	251.3

Net Debt[1]	$1,543.6	$1,514.8

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.